Execution Version

EXHIBIT 10-j

EXHIBIT B

THIS CONVERTIBLE PROMISSORY NOTE AND ANY SECURITIES INTO WHICH THIS CONVERTIBLE PROMISSORY NOTE IS CONVERTIBLE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR QUALIFIED UNDER ANY STATE SECURITIES LAWS. SUCH SECURITIES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR QUALIFICATION OR AN EXEMPTION THEREFROM UNDER SAID ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

THIS CONVERTIBLE PROMISSORY NOTE AND ANY SECURITIES INTO WHICH THIS CONVERTIBLE PROMISSORY NOTE IS CONVERTIBLE ARE SUBJECT TO RESTRICTIONS ON TRANSFER CONTAINED IN THAT CERTAIN NOTE AND WARRANT PURCHASE AGREEMENT, DATED JANUARY 14, 2004, WHICH RESTRICTIONS ON TRANSFER ARE INCORPORATED HEREIN BY REFERENCE.

CONVERTIBLE PROMISSORY NOTE

US$	, 2004
Portland, Oregon

FOR VALUE RECEIVED, OXIS International, Inc., a Delaware corporation (the “Company”), promises to pay to the order of                                              , or its permitted assigns (“Holder”), the principal sum of                                  United States dollars (US$                    ) with interest on the outstanding principal amount at the rate of seven percent (7%) per annum (computed on the basis of actual calendar days elapsed and a year of 365 days) or, if less, at the highest rate of interest then permitted under applicable law. Interest shall commence with the date hereof and shall continue on the outstanding principal until paid or converted in accordance with the provisions hereof. In the event that any interest is paid on this Convertible Promissory Note (this “Note”) which is deemed to be in excess of the then legal maximum rate, then that portion of the interest payment representing an amount in excess of the then legal maximum rate shall be deemed a payment of principal and applied against the principal of this Note.

1. Definitions. For purposes of this Note, the following terms shall have the following meanings:

“Conversion Price” shall mean (i) US$0.40 per share of the Common Stock of the Company, or (ii) after an Event of Default has occurred, US$0.15 per share of the Common Stock of the Company (each as adjusted for any stock splits, stock dividends, combinations, recapitalizations or the like).

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract or otherwise, and the terms “Controlling” and “Controlled” (and the lower-case versions of the same) shall have meanings correlative thereto.

“Qualified Financing” shall mean the closing of a private offering by the Company of shares of its equity stock to investors in one or more transactions for aggregate cash proceeds to the Company of not less than two million dollars (US$2,000,000).

2. Note and Warrant Purchase Agreement. This Note is issued pursuant to the terms of that certain Note and Warrant Purchase Agreement (the “Agreement”) dated as of January 14, 2004, by and among the Company and the investors set forth in the Schedule of Investors attached thereto as Exhibit A. This Note is one of a series of notes (the “Notes”) having like tenor and effect (except for variations necessary to express the name of the holder, the principal amount of each of the Notes and the date on which each Note is issued) issued or to be issued by the Company in accordance with the terms of the Agreement. The Notes shall rank equally without preference or priority of any kind over one another, and all payments on account of principal and interest with respect to any of the Notes shall be applied ratably and proportionately on the outstanding Notes on the basis of the principal amount of the outstanding indebtedness represented thereby.

3. Maturity. Unless sooner paid or converted in accordance with the terms hereof, the entire unpaid principal amount and all unpaid accrued interest shall become fully due and payable on the earlier of (i) the one (1) year anniversary of the date hereof, (ii) the acceleration of the maturity of this Note by the Holder upon the occurrence of an Event of Default or (iii) in the event that the Company, at any time after the date of issuance of this Note, shall effect a Qualified Financing, then, upon twenty (20) calendar days’ written notice from Holder to the Company (such earlier date, the “Maturity Date”).

4. Payments.

(a) Form of Payment. All payments of interest and principal (other than payment by way of conversion) shall be in lawful money of the United States of America to Holder, at the address specified in the Agreement, or at such other address as may be specified from time to time by Holder in a written notice delivered to the Company. All payments shall be applied first to accrued interest, and thereafter to principal.

(b) Prepayment. The Company may prepay any amounts owing under this Note in whole or in part, without the consent of the Holder, provided that (i) any such prepayment must be preceded by at least twenty (20) calendar days’ prior written notice from the Company to Holder, (ii) the fair market value of a share of the Common Stock equals or exceeds two hundred percent (200%) of the Conversion Price as determined on the date of the written notice and (iii) any such prepayment must be accompanied by the accrued and unpaid interest on the principal being prepaid through the date of prepayment. For purposes of the above calculation, the fair market value of one (1) share of the Common Stock shall mean (a) if the Common Stock is then traded on a securities exchange, the average of the closing prices of such Common Stock on such exchange over the ten (10) trading day period (or portion thereof) ending the day prior to the date of the prepayment notice or (b) if the Common Stock is then regularly traded over-the-counter, the average of the closing bid price of such Common Stock over the ten (10) trading day period (or portion thereof) ending the day prior to the date of the prepayment notice. Holder may elect at any time prior to the expiration of the twenty (20) day prepayment notice period to exercise its conversion rights under Section 7(a)(ii) or 7(b)(ii) in respect of this Note.

5. Conversion or Repayment Upon Maturity. In the event that any indebtedness under this Note remains outstanding on the Maturity Date, then all outstanding principal and unpaid accrued interest under this Note shall either (a) become immediately due and payable on such date, or (b) at the option of Holder, convert on such date into shares of Common Stock at the Conversion Price.

6. Conversion or Repayment Upon Acquisition. In the event that the Company sells, conveys or otherwise disposes of all or substantially all of its assets or is acquired by way of a merger, consolidation, reorganization or other transaction or series of transactions pursuant to which stockholders of the Company prior to such transaction own less than fifty percent (50%) of the voting interests in the surviving or resulting entity (an “Acquisition”), then all outstanding principal and unpaid accrued interest under this Note shall either (a) become immediately due and payable upon the closing of the Acquisition, or (b) at the option of Holder, immediately prior to the closing of the Acquisition, convert into shares of Common Stock of the Company at the Conversion Price.

7. Conversion Upon Notice.

(a) Individual Holder Conversion.

(i) Holder shall have the right to convert all or any portion of the outstanding principal and unpaid accrued interest owing under this Note into shares of Common Stock at the Conversion Price upon surrender to the Company of this Note at the principal office of the Company accompanied by a written conversion request notice at least twenty (20) days prior to the date of requested conversion.

(ii) During the twenty (20) day prepayment notice period described in Section 4, Holder shall have the right to convert all or any portion of the indebtedness owing under this Note into shares of Common Stock at the Conversion Price upon surrender to the Company of this Note at the principal office of the Company accompanied by a written conversion request notice.

(b) Effectiveness of Conversion. Any conversion pursuant to this Section 7 shall be deemed to have been effected as of the close of business on the date on which this Note is surrendered at the principal office of the Company pursuant to Section 7(a)(ii), together with a written conversion request notice. At such time as such conversion has been effected, the rights of Holder under this Note, to the extent of the conversion, shall cease, and Holder shall thereafter be deemed to have become the holder of record of the shares of capital stock issuable upon such conversion.

(c) Issuance of Certificates. As soon as is reasonably practicable after a conversion has been effected, the Company shall deliver to Holder a certificate or certificates representing the number of shares of capital stock (excluding any fractional share) issuable by reason of such conversion in such name or names and such denomination or denominations as Holder has specified.

(d) No Fractional Shares. If any fractional share of capital stock would, except for the provisions hereof, be deliverable upon conversion of this Note, the Company, in lieu of delivering such fractional share, shall pay an amount equal to the value of such fractional share, as determined by the per share conversion price used to effect such conversion.

(e) Issuance Costs. The issuance of certificates for shares of capital stock issuable upon conversion of this Note shall be made without charge to Holder for any issuance tax in respect thereof or other cost incurred by the Company in connection with such conversion and the related issuance of such shares of capital stock. Upon conversion of this Note, the Company shall take all such actions as are necessary in order to ensure that the capital stock issuable with respect to such conversion shall be validly issued, fully paid and nonassessable.

(f) Compliance with Laws and Regulations. The Company shall take all such actions as may be necessary to assure that all shares of capital stock issued upon conversion may be so issued without violation of any applicable law or governmental regulation or any requirement of any domestic securities exchange upon which such shares of capital stock may be listed (except for official notice of issuance which shall be immediately delivered by the Company upon such issuance).

8. Events of Default.

(a) Definition. For purposes of this Note, an Event of Default shall be deemed to have occurred if:

(i) any indebtedness under this Note is not paid when and as the same shall become due and payable, whether at maturity, by acceleration, or otherwise, and any such amount shall remain unpaid for a period of ten (10) days after Holder has provided notice to the Company of such failure to make timely payment;

(ii) default shall occur in the observance or performance of any other covenant, obligation or agreement of the Company under this Note or the Agreement, which shall remain uncured for a period of twenty (20) days after Holder has provided notice to the Company of such default; or

(iii) the Company shall (A) apply for or consent to the appointment of a receiver, trustee, custodian or liquidator of itself or any part of its property, (B) become subject to the appointment of a receiver, trustee, custodian or liquidator for itself or any part of its property if such appointment is not terminated or dismissed within thirty (30) days, (C) make an assignment for the benefit of creditors, (D) be adjudicated as bankrupt or insolvent, (E) institute any proceedings under the United States Bankruptcy Code or any other federal or state bankruptcy, reorganization, receivership, insolvency or other similar law affecting the rights of creditors generally, or file a petition or answer seeking reorganization or an arrangement with creditors to take advantage of any insolvency law, or file an answer admitting the material allegations of a bankruptcy, reorganization or insolvency petition filed against it, or (F) become subject to any proceedings under the United States Bankruptcy Code or any other federal or state bankruptcy, reorganization, receivership, insolvency or other similar law affecting the rights of creditors generally, which proceeding is not dismissed within thirty (30) days of filing, or have an order for relief entered against it in any proceeding under the United States Bankruptcy Code.

(b) Consequences of Events of Default.

(i) If an Event of Default occurs, all indebtedness under this Note shall become immediately due and payable without any action on the part of Holder. The Company agrees to pay Holder all reasonable out-of-pocket costs and expenses incurred by Holder in any effort to collect indebtedness under this Note, including reasonable attorney fees, and to pay interest at the highest rate permitted by applicable law on such costs and expenses to the extent not paid when demanded.

(ii) Holder shall also have any other rights which Holder may have been afforded under any contract or agreement at any time and any other rights which Holder may have pursuant to applicable law.

11. Lost, Stolen, Destroyed or Mutilated Notes. In case any Note shall be mutilated, lost, stolen or destroyed, the Company shall issue a new Note of like date, tenor and denomination and deliver the same in exchange and substitution for and upon surrender and cancellation of any mutilated Note, or in lieu of any Note lost, stolen or destroyed, upon receipt of evidence satisfactory to the Company of the loss, theft or destruction of such Note.

12. Governing Law. This Note is to be construed in accordance with and governed by the internal laws of the State of Delaware without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of Delaware to the rights and duties of the Company and the Holder. All disputes and controversies arising out of or in connection with this Note shall be resolved exclusively by the state and federal courts located in the State of Oregon, and each of the Company and the Holder hereto agrees to submit to the jurisdiction of said courts and agrees that venue shall lie exclusively with such courts.

13. Amendment. Any term of this Note may be amended and the observance of any term of this Note may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the holder of this Note. Any amendment or waiver effected in accordance with this paragraph shall be binding upon the Company and the Holder of this Note.

14. Notices. Except as may be otherwise provided herein, all notices, requests, waivers and other communications made pursuant to this Note shall be made in accordance with Section 8.6 of the Agreement.

15. Severability. If one or more provisions of this Note are held to be unenforceable under applicable law, such provision shall be excluded from this Note and the balance of the Note shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

IN WITNESS WHEREOF, the Company has caused this Note to be duly executed by its officers, thereunto duly authorized as of the date first above written.

OXIS INTERNATIONAL, INC.

By:
Ray R. Rogers, Chairman and Chief Executive Officer

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